Exhibit 99.1

For release: May 8, 2018	Contact: Brian Dingerdissen

Investor Relations

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Marketing & Communications

O: 610.520.6309

SMHajdak@AquaAmerica.com

Aqua America reports financial results for Q1 2018

Earnings per share increased 3.6 percent to $0.29 vs. $0.28 in Q1 2018

Bryn Mawr, Pa. – Aqua America Inc. (NYSE: WTR) today reported results for the first quarter ending March 31, 2018.

Operating results

For the first quarter 2018, net income was $50.8 million, a 3.6 percent increase compared to $49.1 million reported in the same quarter of 2017. Earnings per diluted common share were $0.29 for the quarter, an increase of 3.6 percent compared to $0.28 in 2017. Rates, organic growth, lower income tax expenses and additional water consumption benefited earnings and were offset by the impact of increased expenses.

Revenues for the quarter were $194.3 million, an increase of 3.5 percent compared to $187.8 million in the first quarter of 2017. Rates, organic growth and higher consumption contributed to revenue growth. Infrastructure surcharges such as distribution system improvement charges contributed $5.1 million of additional revenue offset by a $2.5 million revenue reserve for savings from the Tax Cuts and Jobs Act, which is expected to be returned to customers.

Operations and maintenance expenses increased to $73.9 million for the first quarter of 2018 compared to $67.9 million in the first quarter of 2017. Higher employee costs, as well as overtime and repair costs related to severe winter weather, were offset by lower costs of production and market-based activities. On a normalized basis, the O&M expense growth would have been one-third of the reported increase and more in line with recent historical trends.

“In the first quarter, we delivered solid earnings and revenue growth, while also making targeted investments in infrastructure to benefit the customers and communities we serve,” said Aqua America Chairman and CEO Chris Franklin. “Our strong financial position allows us to continue leading the way in providing a solution to cities and towns across the country struggling to address the problem of aging infrastructure.”

Acquisition growth in regulated operations

Aqua added three water and wastewater systems and approximately 448 customer connections through acquisitions in the first quarter. Organic growth added another 1,811 customers.

Franklin added, “Focus on the company’s growth strategy continues to provide a promising pipeline of opportunities. We expect to close several acquisitions totaling approximately 16,000 new customers in 2018. Additionally, this year we expect to reach over one million customers for the first time. We are proud to have the opportunity to provide safe and reliable water and wastewater services for our customers. This is an essential service that makes an important contribution to the quality of life and prosperity in the communities we serve across our eight states.”

Dividend

On April 25, 2018, Aqua America’s board of directors declared a quarterly cash dividend of $0.2047 per share of common stock. This dividend will be payable on June 1, 2018 to shareholders of record on May 18, 2018. Aqua has paid a consecutive quarterly dividend for the last 73 years.

Capital expenditures

Aqua invested $105.1 million in the first three months of the year to improve its infrastructure systems. The company expects to invest more than $500 million in 2018 and more than $1.4 billion through 2020. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are paramount to helping it continue to protect and provide Earth’s most essential resource.

Rate activity

To date in 2018, the company’s state subsidiaries in Illinois, Indiana, New Jersey, North Carolina, Ohio, Pennsylvania and Texas have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $23.6 million.

Additionally, the company currently has rate or surcharge proceedings pending in Indiana, North Carolina, Ohio, and Virginia collectively totaling $8.6 million.

On Dec. 22, 2017, the Tax Cuts and Jobs Act was signed into law, which lowered the federal corporate tax rate from 35 percent to 21 percent and made other tax law changes. The rate activity described above includes a reduction in revenues on an annualized basis of $7.1 million for the reduced income tax rate in jurisdictions where the regulator has determined there are income tax savings that are to be refunded to customers.

Financial information

At quarter-end, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.36 percent and the company had $228.3 million available on its credit lines.

2018 guidance

Aqua America continues to affirm guidance for 2018, which remains unchanged from last quarter:

•	Earnings per diluted common share of $1.37 to $1.42

•	Approximately $500 million in infrastructure improvements in 2018 for communities served by Aqua

•	Approximately $1.4 billion in infrastructure improvements planned through 2020 in existing operations to improve and strengthen systems

•	Aqua Pennsylvania files a rate case in 2018 with resolution expected in 2019

•	Total customer growth of between 2 and 3 percent

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: May 9, 2018

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 2274551

The company’s conference call with financial analysts will take place on Wed., May 9, 2018 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 9, 2018 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 2274551). International callers can dial +1 719.457.0820 (pass code 2274551).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2018; the projected total customer growth for 2018; the anticipated amount of capital investment in 2018; the anticipated amount of capital investment from 2018 through 2020; and, the company’s expected filing of a Pennsylvania rate case in 2018. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program, the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close the five municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities willingness to privatize its water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s success in its Pennsylvania rate filing; the company’s ability to successfully complete its Pennsylvania rate filing in a timely manner; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation—and expressly disclaims any such obligation—to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2018	2017
Operating revenues	$194,347	$187,787

Operations and maitenance expense	$73,946	$67,890

Net income	$50,839	$49,072

Basic net income per common share	$0.29	$0.28
Diluted net income per common share	$0.29	$0.28

Basic average common shares outstanding	177,801	177,479
Diluted average common shares outstanding	178,238	177,969

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2018	2017
Operating revenues	$194,347	$187,787
Cost & expenses:
Operations and maintenance	73,946	67,890
Depreciation	35,967	33,837
Amortization	130	189
Taxes other than income taxes	14,967	14,737

Total	125,010	116,653

Operating income	69,337	71,134
Other expense (income):
Interest expense, net	23,471	21,326
Allowance for funds used during construction	(2,867)	(3,193)
Gain on sale of other assets	(196)	(269)
Equity (earnings) loss in joint venture	(382)	30
Other	603	1,238

Income before income taxes	48,708	52,002
Provision for income taxes	(2,131)	2,930

Net income	$50,839	$49,072

Net income per common share:
Basic	$0.29	$0.28
Diluted	$0.29	$0.28
Average common shares outstanding:
Basic	177,801	177,479

Diluted	178,238	177,969

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31, 2018	December 31, 2017
Net property, plant and equipment	$5,460,219	$5,399,860
Current assets	124,142	131,246
Regulatory assets and other assets	819,347	801,357

	$6,403,708	$6,332,463

Total equity	$1,972,159	$1,957,621
Long-term debt, excluding current portion, net of debt issuance costs	2,063,066	2,007,753
Current portion of long-term debt and loans payable	124,174	117,419
Other current liabilities	134,961	167,069
Deferred credits and other liabilities	2,109,348	2,082,601

	$6,403,708	$6,332,463